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                                                            EXHIBIT NO. 99.10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 33-1657 on form N-1A of our report dated July 25, 2005 relating to the financial statements of MFS International Diversification Fund, a series of MFS Series Trust X, appearing in the annual report to shareholders for the year ended May 31, 2005, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP


Boston, Massachusetts
September 23, 2005